EXHIBIT 5.5

CONSENT

Reference is made to the Technical Report entitled “NorthMet Project Form NI 43-101F1 Technical Report” (the “Technical Report”) with effective date March 26, 2018.
In connection with the filing of PolyMet Mining Corp.’s final short form prospectus, dated May 24, 2019, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10, dated May 24, 2019, and any amendments thereto including any post-effective amendments (collectively, the “Registration Statement”), I, Nicholas Dempers, consent to the use of my name in the Technical Report, or portions thereof in the Prospectus and Registration Statement and to the inclusion or incorporation by reference of information derived from the Technical Report in the Prospectus and Registration Statement.

Dated this 24th day of May, 2019.	/s/ Nicholas Dempers
Name: Nicholas Dempers